Exhibit 10.B5

VIAD CORP

MANAGEMENT INCENTIVE PLAN

Pursuant to the 2017 Viad Corp Omnibus Incentive Plan

(Effective as of February 27, 2018)

I.PURPOSE:

The purpose of the Viad Corp Management Incentive Plan (Plan) is to provide key executives of Viad Corp (Viad) and its subsidiaries with an incentive to achieve goals as set forth under this Plan for each calendar year (Plan Year) for their respective companies and to provide effective management and leadership to that end.

II.	PARTICIPATING SUBSIDIARIES, SUBSIDIARY GROUPS AND DIVISIONS:

Each subsidiary, subsidiary group, line of business and division of Viad is a “Company” for the purposes of this Plan. Viad may, by action of its Board of Directors or its Human Resources Committee, amend the list of eligible Companies at any time and from time to time.

III.	AWARD LIMIT:

The maximum aggregate amount awarded or credited under this Plan and any other Cash-Based Plan may not exceed five million dollars ($5,000,000) to any one Participant in any one Plan Year.  An Executive Officer as defined under Section 16(b) of the Securities Exchange Act cannot be paid Cash-Based Awards in any one Plan Year that exceed in the aggregate the award limit provided in this paragraph, but may be paid less at the discretion of the Committee based on the levels of achievement of performance measures established by the Committee for a Plan Year.

IV.	PERFORMANCE MEASURES:

As described in the 2017 Viad Corp Omnibus Incentive Plan, the Company and Viad Corp will adopt Performance Measures from the following list upon which payments or awards will be based on an annual basis:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share;
(c)	Net sales or revenue growth;
(d)	Net operating profit;
(e)	Revenue;
(f)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(g)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash generation, cash flow return on equity, and cash flow return on investment);
(h)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(i)	Gross or operating margins;
(j)	Productivity ratios;
(k)	Share price (including, but not limited to, growth measures and total shareholder return);

(l)	Expense targets;
(m)	Margins;
(n)	Operating efficiency;
(o)	Market share;
(p)	Customer satisfaction;
(q)	Unit volume;
(r)	Working capital targets and change in working capital;
(s)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and
(t)	Strategic plan development and implementation.

Performance Measures may be established for each Company to place increased emphasis on areas of importance to achieving overall Corporate or subsidiary objectives, with the Chief Executive Officer of Viad to recommend to the Committee the measures to be used, the goals to be set and, after the end of the Plan Year, the level of achievement.  In order to be earned, at least one of the predefined financial goals must be achieved and payable (at a minimum threshold level), subject to downward discretion at the recommendation of the Viad Chief Executive Officer.  Any Performance Measure(s) may be used to measure the Performance of the Company, subsidiary and/or affiliate as a whole or any business unit of the Company, subsidiary, and/or affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (k) above as compared to various stock market indices.

V.	ESTABLISHING GOALS:

The goals for the Performance Measures to be employed will be established by the Committee no later than 90 days after the beginning of the Plan Year after receiving the recommendations of the Chief Executive Officer of Viad Corp.  Actual bonus awards will be dependent on Company or Corporate Performance versus the goals established.  Awards will also be capped when stretch Performance levels are achieved.

VI.	EVALUATION OF PERFORMANCE:

The Committee, in evaluation of achievement of Performance Measures, may include or exclude any of the following events that occur during a Performance Period, such as:  (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) unusual or infrequently occurring items as described in ASC Topic 225 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.  To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

VII.	PARTICIPATION:

A.	PARTICIPANT ELIGIBILITY:

The Committee will select the eligible Executive Officers (as defined under Section 16(b) of the Securities Exchange Act) for participation in the Plan no later than 90 days after the beginning of the Plan Year.  Participants will be selected in accordance with procedures outlined in the Administrative Guidelines of the Plan.

B.	TARGET BONUSES:

Threshold, target and cap bonus will be approved by the Committee for each Executive Officer in writing no later than 90 days after the beginning of the Plan Year and will be expressed as a percentage of salary paid during the year.  Target bonuses for other eligible personnel will be established in writing within the parameters set forth in the Administrative Guidelines of the Plan, subject to approval by the Chief Executive Officer of Viad Corp.  Actual bonus awards will be calculated by reference to a target percentage, with a threshold and cap percentage set forth in the Administrative Guidelines.

C.	BONUS POOL:

1.

The "Bonus Pool" will be initially established no later than 90 days after the beginning of the Plan Year and will be adjusted from time to time to equal the sum of anticipated bonuses of all designated participants in each Company based upon actual Plan Year salaries, plus 15% of the target bonus amount for Special Achievement Awards.

2.	The Bonus Pool will accrue in accordance with the Bonus Pool Accrual Formula recommended by the Chief Executive Officer of Viad Corp.

3.	Bonus Pool accruals not paid out shall not be carried forward to any succeeding year.

D.	AWARD DETERMINATION:

1.

Individual bonus awards will be equal to the product of the target bonus percentage times the weighted average percentage of Bonus Pool accrued as determined in paragraph C above times the individual's actual base salary earnings during the Plan Year, subject to adjustments as follows:

a)

discretionary upwards or downward adjustment of formula bonus awards by the Committee after considering the recommendation of the Company President or Chief Executive Officer with the approval of the Chief Executive Officer of Viad Corp for those executives not affected by Section 162(m) of the Internal Revenue Code, and

b)	discretionary downward adjustment of awards by the Committee for those Executive Officers affected by Section 162(m) of the Internal Revenue Code, and

c)

no individual award may exceed the individual's capped target award or the award limit, and the aggregate recommended bonuses may not exceed the Bonus Pool accrued for other than Special Achievement Awards.

2.

Bonuses awarded to the participating management staff of subsidiary groups may be paid from funds accrued based upon the target bonus for such participant(s) times the weighted average performance of the Companies in the subsidiary group, subject to adjustments as above.

VIII.	RESTRICTIVE COVENANT, FORFEITURES AND REPAYMENT PROVISIONS:

A.	NON-COMPETE:

Unless a Change of Control (as defined in the Viad Corp Omnibus Incentive Plan, as amended) shall have occurred after the date hereof:

1.

In order to better protect the goodwill of Viad and its Affiliates (as defined in the Plan) and to prevent the disclosure of Viad's or its Affiliates' trade secrets and confidential information and thereby help ensure the long-term success of the business, each participant in this Plan, without prior written consent of Viad, will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, agent, consultant, owner of more than five (5) percent of any enterprise or otherwise, for a period of eighteen (18) months following the date of such participant's termination of employment with Viad or any of its Affiliates, in connection with the manufacture, development, advertising, promotion, design, or sale of any service or product which is the same as or similar to or competitive with any services or products of Viad or its Affiliates (including both existing services or products as well as services or products known to such participant, as a consequence of such participant's employment with Viad or one of its Affiliates, to be in development):

a)	with respect to which such participant's work has been directly concerned at any time during the two (2) years preceding termination of employment with Viad or one of its Affiliates, or

b)

with respect to which during that period of time such participant, as a consequence of participant's job performance and duties, acquired knowledge of trade secrets or other confidential information of Viad or its Affiliates.

2.

For purposes of the provisions of paragraph VIII A, it shall be conclusively presumed that a participant in this Plan has knowledge of information he or she was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

3.

If, at any time within eighteen (18) months following the date of a participant's termination of employment with Viad or any of its Affiliates, such participant engages in any conduct agreed to be avoided in accordance with paragraph VIII A, then all bonuses paid under this Plan to such participant during the last eighteen (18) months of employment shall be returned or otherwise repaid by such participant to Viad.  Participants in this Plan consent to the deduction from any amounts Viad or any of its Affiliates owes to such participants to the extent of the amounts such participants owe Viad hereunder.

B.	MISCONDUCT:

Unless a Change of Control shall have occurred after the date hereof, all bonuses paid under this Plan to any participant shall be returned or otherwise repaid by such participant to Viad, if Viad reasonably determines that during a participant's employment with Viad or any of its Affiliates:

1.

such participant knowingly or grossly negligently engaged in misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material violation of any code of ethics of Viad applicable to such participant or of the Always Honest compliance program or similar program of Viad; or

2.

such participant was aware of and failed to report, as required by any code of ethics of Viad applicable to such participant or by the Always Honest compliance program or similar program of Viad, misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of Viad applicable to such participant or of the Always Honest compliance program or similar program of Viad.

Participants in this Plan consent to the deduction from any amounts Viad or any of its Affiliates owes to such participants to the extent of the amounts such participants owe Viad hereunder.

C.	ACTS CONTRARY TO VIAD:

Unless a Change of Control shall have occurred after the date hereof, if Viad reasonably determines that at any time within two (2) years after the award of any bonus under this Plan to a participant that such participant has acted significantly contrary to the best interests of Viad, including, but not limited to, any direct or indirect intentional disparagement of Viad, then any bonus paid under this Plan to such participant during the prior two- (2) year period shall be returned or otherwise repaid by the participant to Viad.  Participants in this Plan consent to the deduction from any amounts Viad or any of its Affiliates owes to such participants to the extent of the amounts such participants owe Viad hereunder.

D.

The Corporation’s reasonable determination required under paragraphs VIII B and VIII C shall be made by the Human Resources Committee of the Corporation’s Board of Directors, in the case of Executive Officers of the Corporation, and by the Chief Executive Officer and Corporate Compliance Officer of the Corporation, in the case of all other officers and employees.

IX.	SPECIAL ACHIEVEMENT AWARDS:

Special bonuses of up to 15% of base salary for employees (primarily exempt employees) who are not participants in this Plan, including newly hired employees, may be recommended at the discretion of the Chief Executive Officer to the Committee from the separate funds for discretionary awards provided for under paragraph VII C.

X.	APPROVAL AND DISTRIBUTION:

The individual incentive bonus amounts and the terms of payment thereof will be fixed following the close of the Plan Year by the Committee.

XI.	COMPENSATION ADVISORY COMMITTEE:

The Compensation Advisory Committee is appointed by the Chief Executive Officer of Viad Corp to assist the Committee in the implementation and administration of this Plan.  The Compensation Advisory Committee shall propose administrative guidelines to the Committee to govern interpretations of this Plan and to resolve ambiguities, if any, but the Compensation Advisory Committee will not have the power to terminate, alter, amend, or modify this Plan or any actions hereunder in any way at any time.

XII.	SPECIAL COMPENSATION STATUS:

All bonuses paid under this Plan shall be deemed to be special compensation and, therefore, unless otherwise provided for in another plan or agreement, will not be included in determining the earnings of the recipients for the purposes of any pension, group insurance or other plan or agreement of a Company or of Viad Corp.  Participants in this Plan shall not be eligible for any contractual or other short-term (sales, productivity, etc.) incentive plan except in those cases where participation is weighted between this Plan and any such other short-term incentive plan.

XIII.	PLAN TERMINATION:

This Plan shall continue in effect until such time as it may be canceled or otherwise terminated by action of the Board of Directors of Viad Corp.  While it is contemplated that incentive awards from the Plan will be made, the Board of Directors of Viad Corp may terminate, amend, alter, or modify this Plan at any time and from time to time.  Participation in the Plan shall create no right to participate in any future year's Plan.

XIV.	EMPLOYEE RIGHTS:

No participant in this Plan shall be deemed to have a right to any part or share of this Plan, except as provided in Paragraphs XV and XVI.  This Plan does not create for any employee or participant any right to be retained in service by any Company, nor affect the right of any such Company to discharge any employee or participant from employment.  Except as provided for in administrative guidelines, a participant who is not an employee of Viad Corp or one of its subsidiaries on the date bonuses are paid will not receive a bonus payment.

XV.	EFFECT OF CHANGE OF CONTROL:

Notwithstanding anything to the contrary in this Plan, in the event of a Change of Control (as defined in the 2017 Viad Corp Omnibus Incentive Plan) each participant in the Plan shall be entitled to a pro rata bonus award calculated on the basis of achievement of Performance goals through the date of the Change of Control, which shall be paid no later than March 15 of the calendar year following the calendar in which the Change of Control occurs.

XVI.	DEATH, DISABILITY AND RETIREMENT:

If a participant ceases to be an employee of Viad or a Company by reason of death or disability, or by reason of normal or early retirement, such participant shall be entitled to a pro rata bonus, if earned, calculated based on the percentage of time such participant was employed by Viad or a Company from the beginning of the Plan Year through the date the participant ceases to be an employee of Viad or a Company, which shall be paid no later than March 15 of the calendar year following the calendar in which the death, disability or retirement occurs.

XVII.	DEFINITIONS:

Capitalized terms used in this Plan which are not defined herein shall have the meaning ascribed to them in the 2017 Viad Corp Omnibus Incentive Plan.

XVIII.	EFFECTIVE DATE:

The Plan shall be effective as of May 18, 2017.